SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC  20549


                                    FORM 15


     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange
                                 Act of 1934


                                                1-8430
                     Commission File Number  _______________



                        McDERMOTT INTERNATIONAL, INC.

___________________________________________________________________________
           (Exact Name of Registrant as Specified in Its Charter)



1450 Poydras Street, New Orleans, Louisiana 70112-6050      (504) 587-5400
___________________________________________________________________________
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



              Rights to Purchase Common Stock, $1.00 par value
                    (Currently Traded with Common Stock)
___________________________________________________________________________

          (Title of each class of securities covered by this Form)



                      Common Stock, $1.00 par value
___________________________________________________________________________

   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place a X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)        [X]           Rule 12h-3(b)(1)(i)          [X]
     Rule 12g-4(a)(1)(ii)       [ ]           Rule 12h-3(b)(1)(ii)         [ ]
     Rule 12g-4(a)(2)(i)        [ ]           Rule 12h-3(b)(2)(i)          [ ]
     Rule 12g-4(a)(2)(ii)       [ ]           Rule 12h-3(b)(2)(ii)         [ ]
                                              Rule 15d-6                   [ ]

     Approximate number of holders of record as of the certification or notice date: zero

     Pursuant to the requirements of the Securities Exchange Act of 1934, McDermott International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                          McDermott International, Inc.


DATE: January 2, 1996              BY:    /s/ Lawrence R. Purtell
                                          _____________________________
                                          Name:  Lawrence R. Purtell
                                          Title: Senior Vice President